UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

DUKE ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-2777218
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

526 South Church Street, Charlotte, North Carolina 28202

(Address of Principal Executive Offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so registered	Name of each exchange on which each class is to be registered
3.10% Senior Notes due 2028 3.85% Senior Notes due 2034	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable): 333-233896

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are 3.10% Senior Notes due 2028 (the “2028 Notes”) and 3.85% Senior Notes due 2034 (the “2034 Notes” and together with the 2028 Notes, the “Notes”) of Duke Energy Corporation, a Delaware corporation (the “Company”).  The description of the Notes is contained in the Company’s Prospectus, dated September 23, 2019, included in the Company’s registration statement on Form S-3, (File No. 333-233896) under the caption “Description of Debt Securities,” and the Company’s Prospectus Supplement with respect to the Notes, dated June 8, 2022, under the caption “Description of the Notes,” and those sections are incorporated herein by reference. The Notes are expected to be listed on the New York Stock Exchange.

The summary description of the Notes does not purport to be complete and is qualified in its entirety by reference to the exhibits, which are incorporated by reference herein and may be amended from time to time.

Item 2.	Exhibits.

The documents listed below are filed as exhibits to this Registration Statement.

Exhibit	Description

4.1	Indenture between Duke Energy Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee, dated as of June 3, 2008 (incorporated by reference to Exhibit 4.1 to Duke Energy Corporation's Current Report on Form 8-K filed on June 16, 2008, File No. 1-32853).

4.2	Twenty-seventh Supplemental Indenture, dated as of June 15, 2022, to the Indenture, dated as of June 3, 2008, between Duke Energy Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee, and forms of global notes included therein (incorporated by reference to Exhibit 4.1 to Duke Energy Corporation’s Current Report on Form 8-K filed on June 15, 2022).

4.3	Forms of the Notes (included in Exhibit 4.2 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

DUKE ENERGY CORPORATION

Date: June 15, 2022

	By:	/s/ Robert T. Lucas III
		Name:	Robert T. Lucas III
		Title:	Assistant Corporate Secretary